Exhibit 21

ABCO Energy, Inc.

Form 10, Item 21

List of all Subsidiaries

As of June 30, 2014

ABCO Energy, Inc. (AEI) is a “C” corporation registered in Nevada (AEI is the parent corporation)

ABCO Energy Subsidiaries are as follows:

ABCO Solar, Inc. is a “C” Corporation registered in Arizona and is a wholly owned subsidiary of AEI

ABCO Energy NY, Inc. (AENYI) is a “C” corporation registered in New York and is a wholly owned subsidiary of AEI

ABCO Thermal, LLC is an Arizona limited liability company and is a wholly owned subsidiary of ABCO Solar, Inc.

Alternative Energy Finance Corporation is a Wyoming “C” Corporation and is a wholly owned subsidiary of AEI.